Exhibit 99.1

Park Cities Asset Management Completes Acquisition of Elevate

FORT WORTH, Texas– Elevate Credit, Inc. (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced the completion of its acquisition by Park Cities Asset Management LLC (“Park Cities”), an alternative asset manager focused on providing flexible capital solutions. Park Cities acquired Elevate for $1.87 per share in an all-cash transaction at an implied value of $67 million.

“Elevate is pleased to join Park Cities as we embark on an exciting new chapter, one that will allow us to better serve our customers and drive innovation within our business,” said Jason Harvison, Chief Executive Officer of Elevate. “I want to express my gratitude to our employees, partners, and shareholders for their support throughout this process. We look forward to the bright future ahead as we focus on continuing to offer dynamic credit solutions that can provide immediate relief to non-prime consumers.”

“We are thrilled to add Elevate to our portfolio as we see a promising growth opportunity for the company over the long term,” said Alex Dunev, Managing Partner of Park Cities. “We look forward to working with the Elevate leadership team to leverage our combined knowledge of the consumer lending space and execute on a shared vision to make Elevate the market leader for credit-constrained Americans.”

With the completion of the transaction, Elevate shares have ceased trading and once the delisting application becomes effective with the SEC, will no longer be listed on the New York Stock Exchange. The Company will continue to operate under the Elevate name and brand.

Morgan Stanley & Co. LLC served as financial advisor to Elevate, and Morrison & Foerster LLP acted as legal counsel.

Haynes and Boone LLP, Wick Phillips Gould & Martin LLP, and Husch Blackwell LLP acted as legal counsel for Park Cities.

About Elevate

Elevate, together with the banks that license its marketing and technology services, has originated $10.0 billion in non-prime credit to more than 2.7 million non-prime consumers to date. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s platform powers a suite of groundbreaking credit products includes RISE, Elastic, Today Card and Swell. For more information, please visit http://corporate.elevate.com.

About Park Cities Asset Management

Park Cities Asset Management, LLC is an alternative credit manager focused on deploying capital across asset classes in the Specialty Finance and FinTech sectors. Park Cities and its predecessor firm have been investing for over a decade and is led by Alex Dunev and Andy Thomas.

Contacts:

For Elevate:

Investor Relations:

Solebury Strategic Communications

Sloan Bohlen, 817-928-1646

investors@elevate.com

or

Media Inquiries:

Solebury Strategic Communications

Laurie Steinberg, 845-558-6370

lsteinberg@soleburystrat.com

For Park Cities Asset Management:

Media Inquiries:

Clay Huffstutter, 469-249-1000

IR@parkcitiesmgmt.com

Source: Elevate Credit, Inc.